Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Qualstar Corporation of our report dated September 25, 2009, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Qualstar Corporation for the year ended June 30, 2009.

/s/ SingerLewak LLP

September 28, 2009